Exhibit 99.1

Mesa Air Group Enters New Agreements with United Airlines for Improved Operating and Financing Terms and Provides Update on CRJ-900 Asset Sale Program

January 18, 2024

PHOENIX, January 18, 2024 – Mesa Air Group, Inc. (NASDAQ: MESA) (“Mesa” or the “Company”) today announced agreements with United Airlines (“United”) to amend its capacity purchase agreement and certain credit agreements between the parties to significantly improve Mesa’s operating income and liquidity over the next twelve months. The Company also issued an update on its efforts to sell excess CRJ-900 assets to reduce debt and bolster liquidity.

United Agreements Highlights:

•	Increased block-hour rate in United CPA, retroactive to October 1, 2023 through December 31, 2024, projected to generate approximately $63.5 million in incremental revenue over next twelve months

•

Extinguishment of $12.6 million of outstanding United bridge loan and revolving credit facility debt in exchange for Mesa’s vested equity investment in privately held Heart Aerospace, originally purchased for $5.0 million; Mesa retains 222,222 unvested “penny” warrants[1] in Heart

•	Release as collateral of Mesa’s equity investment in Archer Aviation common stock, comprising 2.27 million vested shares and 1.17 million unvested “penny” warrants[1]

CRJ-900 Asset Sale Program Update:

•

Since September 2023, Mesa sold or entered into agreements to sell excess CRJ-900 aircraft and related engines for combined gross proceeds of $198.0 million, which has been and will be used to pay down $174.3 million in debt:

•	Sold 7 CRJ-900 NextGen aircraft for gross proceeds of $71.2 million

•	Sold 7 remaining of 11 CRJ-900s previously contracted for sale for gross proceeds of $21.0 million

•	Entered into agreements to sell 15 CRJ-900 airframes and 65 CF34-8C5 engines to various third parties for total gross proceeds of $105.8 million

Jonathan Ornstein, Chairman and CEO, said, “Following exhaustive negotiations over the past year, we reached several agreements with United that will increase rates per block-hour to long-sought market levels and provide additional liquidity. We believe these new agreements, combined with our CRJ-related asset sales, will enable Mesa to generate substantial incremental contract revenue and improve margins. While the situation remains challenging, this stability is critical as we continue to restore our pilot capabilities, drive increased fleet utilization, and step up block-hour production.

“Without a doubt, the past twelve months concluded a year of restructuring for Mesa’s operations and finances, culminating with the significantly improved agreement with United. We appreciate United’s support, and we are very thankful and proud of our pilots, flight attendants, mechanics, dispatchers, financial personnel, and support staff for their patience and diligent work to facilitate this complex process. I am confident we have the dedicated people to be a strong regional operation for United and for the over six million passengers we safely flew last year.”

[1]	Exercisable upon certain conditions

United Agreements Details

On January 11, 2024, Mesa entered into an agreement with United that significantly increases the block-hour rate under its CPA, covering the period from October 1, 2023 to December 31, 2024. The Company expects this increase will provide Mesa approximately $63.5 million in incremental revenue over the next twelve months and bolster liquidity. Mesa and United also agreed to amend certain notice requirements related to eight CRJ-900 aircraft covered under the CPA and to extend United’s waiver of utilization requirements for aircraft under contract until June 30, 2024.

In conjunction with the CPA amendment, United agreed to reduce the outstanding balance on the revolving credit facility by $2.1 million and relieve the full $10.5 million principal amount of the bridge loan it previously issued to Mesa, in exchange for Mesa’s investment in privately-held Heart Aerospace (“Heart”). Mesa originally purchased the stake in Heart for $5.0 million; and following this transaction, Mesa continues to hold 222,222 unvested warrants, each struck at a value of $0.01, in Heart.

As a result of the bridge loan elimination, Mesa’s equity investment in Archer Aviation (“Archer”) is released as collateral. Mesa currently owns 2.27 million vested shares and 1.17 million unvested warrants, each struck at a value of $0.01, in Archer common stock.

CRJ-900 Asset Sale Program Details

During the September quarter, Mesa closed on the sale of three of the seven CRJ-900 NextGen aircraft that it previously agreed to sell to a third party. Subsequent to quarter end, Mesa closed on the sale of the remaining four aircraft. The sales of these seven CRJ-900s generated gross proceeds of approximately $71.2 million, resulting in the elimination of approximately $63.2 million of debt principal, approximately $27.3 million of which was reflected in Mesa’s total debt balance as of September 30, 2023, and creating approximately $8.0 million in additional liquidity.

Using proceeds from the sales of the seven CRJ-900 NextGen aircraft, Mesa retired approximately $59.0 million outstanding on its loan from Export Development Bank of Canada (“EDC”) and repaid $4.2 million of its junior note to MHI RJ Aviation Group (“MHIRJ”), which together financed those assets. As a result of the partial repayment of the MHIRJ junior note, Mesa met the conditions for MHIRJ to forgive the remaining approximately $5.0 million outstanding on the note.

During the fourth quarter, Mesa also closed on the sales of three of seven CRJ-900s aircraft that it previously agreed to sell to a third party. Subsequent to quarter end, Mesa closed on the sale of the final four aircraft under this agreement. The sales of these seven CRJ-900s generated gross proceeds of approximately $21.0 million, resulting in the elimination of approximately $10.8 million in debt principal, approximately $5.3 million of which was reflected in Mesa’s total debt balance as of September 30, 2023, and creating $10.2 million in additional liquidity.

Subsequent to quarter end, Mesa also entered into several new asset sale agreements to sell 15 CRJ-900 airframes and 65 CF34-8C5 engines for total proceeds of $105.8 million. These transactions are anticipated to eliminate approximately $89.8 million of debt and finance lease buyout obligations, creating approximately $16.0 million of additional liquidity and meaningfully reducing the Company’s go-forward cash interest expense, with the majority expected to close by March 2024. Mesa remains engaged in additional efforts to market and sell excess CRJ-900 assets.

During fiscal full-year 2023, Mesa had a peak total debt balance of $701.3 million at the end of Q1 2023. Over the subsequent three quarters, Mesa has reduced total debt by $161.6 million to an estimated $539.7 million balance at the end of Q4 2023 as a result of CRJ-related asset sales and scheduled principal repayments. For fiscal full-year 2024, the Company expects the completion of CRJ-related asset sale agreements currently entered into and scheduled principal repayments through Q4 2024 will reduce total debt by an additional $225.4 million, for a projected total debt balance of $310.3 million at fiscal year end. Of the $310.3 million debt balance, $158.8 million is attributable to E-175 aircraft that are pass-through to United Airlines under Mesa’s CPA; $110.7 million is U.S. Treasury debt collateralized primarily by 31 CRJ-900s; $35.6 million is United Airlines debt collateralized with aircraft parts; and $9.2 million is attributable to future lease obligations.

Conference Call Information

Mesa will host a call on January 19, 2024 at 2:00 pm EST to discuss the developments outlined above. Please visit Mesa’s investor relations website at https://investor.mesa-air.com for dial-in details. The call can also be accessed via webcast at the investor relations website. A recorded version will be available on the website approximately two hours after the call for approximately 14 days.

Form 10-K for Fiscal Full-Year 2023

The Company continues to work diligently to complete Form 10-K for the period ended September 30, 2023 and plans to file the Form 10-K as soon as possible. The current delay in the filing is related to a financial ratio covenant in a credit agreement with United, which is a carryover from the Company’s prior CIT loan agreement that United assumed. The Company has determined it was not in compliance with the covenant as of June 30, 2023 and has issued an 8-K, which provides further details.

About Mesa Air Group, Inc.

Headquartered in Phoenix, Arizona, Mesa Air Group, Inc. is the holding company of Mesa Airlines, a regional air carrier providing scheduled passenger service to 89 cities in 40 states, the District of Columbia, the Bahamas, Canada, Cuba, and Mexico as well as cargo services out of Cincinnati/Northern Kentucky International Airport. As of June 30, 2023, Mesa operated a fleet of 80 aircraft, with approximately 277 daily departures, and four 737 cargo aircraft. The Company had approximately 2,341 employees. Mesa operates all its flights as either United Express or DHL Express flights pursuant to the terms of a capacity purchase agreement entered into with United Airlines, Inc. and a flight service agreement with DHL.

Forward-Looking Statements

Certain statements contained in this press release that are not historical facts contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, that are subject to the “safe harbor” created by those sections. Forward-looking statements can be identified by the use of words such as “estimate,” “anticipate,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “seek,” “approximate” or “plan,” or the negative of these words and phrases or similar words or phrases. Forward-looking statements, by their nature, involve estimates, projections, goals, forecasts and assumptions, are based on information available at the time those statements are made or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance, results or outcomes to differ materially from those expressed in the forward-looking statements. For more information on risk factors for Mesa Air Group, Inc.’s business, please refer to the periodic reports the Company files with the Securities and Exchange Commission from time to time. These forward-looking statements herein speak only as of the date of this press release and should not be relied upon as predictions of future events. Mesa Air Group, Inc. expressly disclaims any obligation or undertaking to update or revise any forward-looking statements contained herein, to reflect any change in Mesa Air Group, Inc.’s expectations with regard thereto, or any other change in events, conditions or circumstances on which any such statement is based, except as required by law.

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